Exhibit 99.1

Hemisphere Media Group Announces Third Quarter 2017 Financial Results

MIAMI, FL — (November 7, 2017) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the third quarter ended September 30, 2017.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “The situation in Puerto Rico following two devastating hurricanes in September — Irma and Maria — had a significant impact on our business.  Immediately following Hurricane Maria, our first priority was to ensure the safety and well-being of our employees.  Thankfully, no one was injured, but some families lost their homes and unfortunately their lives continue to be in disarray.  We are continuing to work closely with them to provide support and assistance.

We previously announced that Hurricane Maria inflicted only limited damage to our studios and offices, and that one of our three transmission towers was significantly damaged.  Upon further inspection, the damage to this transmission tower was beyond repair, while our other two towers incurred only minimal damage.  We are still estimating the replacement cost of the damaged tower, but we do expect insurance will cover most of the cost, subject to deductibles and other costs.  We also anticipate that a portion of our lost income will be mitigated through business interruption insurance, although it will not offset the full extent of the income loss.  There can be no assurances of the timing and amount of the proceeds we may recover under our insurance policies.

Notwithstanding the extraordinarily challenging situation, WAPA-TV has provided uninterrupted news coverage of Hurricane Maria and its aftermath. Our news team worked tirelessly and under near impossible circumstances — a testament to their courage and tenacity.

While our business in Puerto Rico was performing well through August, following the hurricanes, there was a steep decline in advertising revenue in Puerto Rico, which continues through today.  We also expect that there will be a significant decrease in retransmission revenue in Puerto Rico for the fourth quarter.  Generally, for both advertising and retransmission revenues in Puerto Rico, we do not expect significant improvement until power is more widely restored. Power was restored to WAPA’s headquarters on October 31st, prior to which we had been using generators, and officially, electric power generation on the island is over 40% of normal production.  We are managing our expenses in Puerto Rico as much as possible to mitigate the impact of revenue losses.

All of our WAPA news coverage has been simulcast on WAPA America, providing Puerto Ricans and other interested viewers living in the U.S. with the only continuous coverage of this crisis.  Importantly, at the request of several of our distributors, in response to consumer demand, we were pleased to allow MVPDs to expand carriage of WAPA America to all of their subscribers.  From September 21st through the end of October, WAPA America was the top-rated Hispanic cable channel in the U.S., according to Comscore, a reflection of WAPA America’s leading role in providing news and information to all viewers interested in Puerto Rico.

In addition, following Hurricane Maria, two major operators expanded their carriage of Television Dominicana to their basic packages, underscoring the importance of the channel to the fourth largest Hispanic community in the U.S.  That said, while these operators are recognizing Television Dominicana’s critical role in the large Dominican-American community, the decision in September by AT&T to remove the channel from AT&T U-verse and DIRECTV shows a disregard for this valuable and important consumer group.  We believe this decision was ill-advised and are hopeful that we can come to an appropriate resolution.  During September, we experienced a loss of subscriber fees in connection with this dispute, and anticipate this will be the case in the fourth quarter as well.

While returning WAPA to full pre-storm performance is our main focus, this has not slowed our work on future growth initiatives and M&A activity.  Regarding our newest strategic initiatives, we formally launched the new Canal 1 in Colombia on August 14th and implemented a full rebrand of the network.  Less than three months into the initiative, we are already seeing very strong and positive reaction, which has translated into a 6% share of the audience in Colombia, approximately 3 times the viewing share prior to our re-launch. In addition in October, marketing efforts commenced for PANTAYA, our OTT movie platform that we own in partnership with Lionsgate, with very strong early returns.  PANTAYA is already ranked among the highest-grossing entertainment apps on iOS and Android.

Over the long-term, we remain very optimistic about our business prospects.  I believe in the resilience of Puerto Rico and more specifically, our ability to withstand the impact from these events, given our standing as the leading source of news, information and entertainment to Puerto Ricans both on and off the island.  And we continue to aggressively build and grow our valuable set of assets that are attracting an increasing number of subscribers and advertisers, and are on the cutting edge of Hispanic content consumption.”

Financial Results for the Three and Nine Months Ended September 30, 2017

Net revenues were $32.2 million for the three months ended September 30, 2017, a decrease of 3%, as compared to net revenues of $33.1 million for the comparable period in 2016. The decrease in the three months ended September 30, 2017 was due to a decline in advertising revenue, partially offset by growth in subscriber and retransmission fees and other revenues.  Advertising revenue declined $2.3 million, or 16%, primarily due to the negative impact of Hurricanes Irma and Maria on the television advertising market in Puerto Rico in September. Subscriber and retransmission fees increased $0.9 million, or 5%, due to subscriber growth, new launches and annual rate increases.  Other revenues, which are primarily related to the licensing of content, grew $0.5 million due to the timing and availability of content licensed to third parties. Excluding political advertising revenue in the prior year period, net revenues decreased $0.8 million, or 3%, for the three months ended September 30, 2017.

Net revenues were $100.5 million for the nine months ended September 30, 2017, an increase of 1%, as compared to net revenues of $99.1 million for the comparable period in 2016. The increase in the nine months ended September 30, 2017 was due to growth in subscriber and retransmission fees and other revenue, which were partially offset by a decline in advertising revenue. Subscriber and retransmission fees increased $4.1 million, or 8%, due to subscriber growth, new launches and annual rate increases. Advertising revenue decreased $3.7 million, or 8%, due primarily to the impact of Hurricanes Irma and Maria and political advertising revenue in 2016 of $0.8 million. Other revenues increased $0.9 million, due to the timing and availability of content licensed to third parties. Excluding political advertising revenue in the prior year period, net revenues increased $2.2 million, or 2%, for the nine months ended September 30, 2017.

Operating expenses were $23.8 million for the three months ended September 30, 2017, an increase of 1%, as compared to operating expenses of $23.5 million for the comparable period in 2016. Operating expenses in the nine months ended September 30, 2017 were $74.6 million, an increase of 4%, as compared to $71.7 million for the comparable period in 2016. The increases in the three and nine months ended September 30, 2017 were driven by higher stock-based compensation. The increase in the nine months ended September 30, 2017 was also attributable to costs incurred in connection with the amendment of the Company’s term loan earlier in 2017, legal and advisory fees in connection with investment activities and higher personnel expenses. The increase in operating expenses in the nine months ended September 30, 2017 was partially offset by reduced news and programming costs.

Net income was $0.7 million for the three months ended September 30, 2017, a decrease of 84%, as compared to $4.3 million in the comparable period in 2016.  Net income for the nine months ended September 30, 2017 was $8.6 million, a decrease of 29%, as compared to $12.1 million in the comparable period in 2016.  The decreases in net income was due primarily to the loss on equity investments and the loss on impairment of assets damaged by Hurricane Maria.

Adjusted EBITDA was $13.8 million for the three months ended September 30, 2017, a decrease of 9%, as compared to Adjusted EBITDA of $15.1 million for the comparable period in 2016. Adjusted EBITDA for the nine months ended September 30, 2017 was $44.4 million, an increase of 1%, as compared to Adjusted EBITDA of $43.9 million for the comparable period in 2016. Adjusted EBITDA, excluding political revenue for the three months ended September 30, 2017, decreased $1.2 million, or 8%, and for the nine months ended September 30, 2017, increased $1.3 million, or 3%.

Following Hurricane Maria and due to the associated uncertainty around the timing of the recovery in Puerto Rico, on September 29, 2017, the Company withdrew its previously-provided full year 2017 Adjusted EBITDA guidance.

As of September 30, 2017, the Company had $211.7 million in debt and $140.3 million of cash. The Company’s leverage ratio was approximately 3.3 times, and net leverage ratio was approximately 1.1 times.

As previously announced, during the third quarter the Company implemented a share repurchase plan.  In the quarter the Company repurchased 0.8 million shares of common stock at a weighted average price of $12.60, for an aggregate purchase price of $10.7 million.

The following tables set forth the Company’s financial performance for the three and nine months ended September 30, 2017 and 2016, as well as select financial data as of September 30, 2017 and December 31, 2016:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Net revenues	$32,173	$33,116	$100,512	$99,118
Operating Expenses:
Cost of revenues	9,883	9,826	30,426	30,647
Selling, general and administrative	9,510	8,999	28,845	27,775
Depreciation and amortization	4,041	4,083	12,223	12,500
Other expenses	332	638	3,056	770
Loss on disposition of assets	—	(9)	2	6
Total operating expenses	23,766	23,537	74,552	71,698

Operating income	8,407	9,579	25,960	27,420

Other Expenses:
Interest expense, net	(2,863)	(2,954)	(8,089)	(8,779)
Loss on impairment of fixed assets	(533)	—	(533)	—
Loss on equity method investments, net	(2,571)	—	(2,450)	—
Total operating expenses	(5,967)	(2,954)	(11,072)	(8,779)
Income before income taxes	2,440	6,625	14,888	18,641

Income tax expense	(1,758)	(2,276)	(6,280)	(6,563)
Net income	$682	$4,349	$8,608	$12,078

Reconciliation of net income to Adjusted EBITDA:
Net income	$682	$4,349	$8,608	$12,078
Add (deduct):
Income tax expense	1,758	2,276	6,280	6,563
Loss on equity method investments, net	2,571	—	2,450	—
Interest expense, net	2,863	2,954	8,089	8,779
Loss on disposition of assets	—	(9)	2	6
Depreciation and amortization	4,041	4,083	12,223	12,500
Stock-based compensation	981	533	3,104	2,522
Transaction & non-recurring expenses	867	913	3,647	1,435
Adjusted EBITDA	$13,763	$15,099	$44,403	$43,883

Selected Financial Data:

(amounts in thousands)

	As of	As of
	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)

Cash	$140,321	$163,090
Debt (a)	$211,747	$213,347

Leverage ratio (b):	3.3x	3.3x
Net leverage ratio (c):	1.1x	0.8x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	September 30, 2017	December 31, 2016	September 30, 2016
U.S. Cable Networks:
WAPA America (b)	4,330	4,189	4,096
Cinelatino	4,563	4,588	4,581
Pasiones	4,602	4,620	4,530
Centroamerica TV	4,125	4,063	4,055
Television Dominicana	3,468	3,249	3,159
Total	21,088	20,709	20,421

Latin America Cable Networks:
Cinelatino	16,139	15,430	13,003
Pasiones	13,504	13,235	11,126
Total	29,643	28,665	24,129

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)         Excludes digital basic subscribers. Subscribers to WAPA America including digital basic subscribers decreased 3.2% from September 30, 2016 to September 30, 2017, and decreased by 5.0% from December 31, 2016 to September 30, 2017.

Non-GAAP Reconciliations

Within Hemisphere’s third quarter 2017 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income, if any, depreciation expense, amortization of intangibles, loss (gain) on disposition of assets, transaction and non-recurring expenses, income tax expense, interest expense, loss (gain) on equity method investments and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and nine months ended September 30, 2017 and 2016.

Conference Call

Hemisphere will conduct a conference call to discuss its third quarter results at 10:00 AM ET on Tuesday, November 7, 2017.  A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 7677559.

A replay of the call will be available beginning at approximately 1:00 PM ET on Tuesday, November 7, 2017 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 7677559.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the effects of Hurricane Maria in the short and long-term on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on retransmission and subscriber fees that Hemisphere receives, the timing under which power is fully restored to all of Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts.  These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ: HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico, and has ownership interests in REMEZCLA, an influential digital media company, Canal 1, a new broadcast television network in Colombia and PANTAYA, a Spanish-language OTT service in the U.S.

Contact:

Erica Bartsch

Sloane & Company

212.446.1875

ebartsch@sloanepr.com